Exhibit 99.5

Host America’s Energy Division to Install LightMaster Plus in Grocery Chain Store

Better Than 40% Electrical Savings Expected

HAMDEN, CT, October 28, 2004 Host America Corporation (NASDAQ: CAFE) announced today that it has received a purchase order to install the Company’s ENS LightMaster Plus.  As part of the solution for reducing electrical consumption, the company will be retrofitting the customer’s lighting fixtures with an environmentally friendly lighting system.  This customer is a thirty-eight store grocery chain, serving Southeast Texas and Southwest Louisiana.  RS Services (See press release on Sept. 29, 2004) completed an energy audit for the store and determined that a reduction in utility expenses of more than 40% on lighting cost was achievable.  This first purchase order is for approximately $28,000 in their Southeast Texas store.

RS Services’ proposal for the chain required a redesign of the lighting configuration to maximize the client’s return.  “This illustrates perfectly the service RS provides to its customers,” said Geoffrey Ramsey, CEO.  “RS is encouraged about developing a plan for their additional 37 stores. We have a “blue print” which can be duplicated in chain stores that will result in thousands of dollars in electrical savings for our customers.”

In other news, the Company has secured leasing arrangements with two national firms to accommodate customers who may wish to choose this option for payment of their purchases of ENS energy management products.

Host America Corporation has two major divisions; energy and food management.  The company employs approximately 400 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected processing for and sales of products related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Mark Miller, East West Network Group (770) 436 - 7429 for Host America